PLAN AND AGREEMENT OF REORGANIZATION AND MERGER

          This Plan and Agreement of Reorganization and Merger (the "Plan" or "Agreement") is made and entered into effective as of this 23rd day of April, 2007, by and among Excelsior Directional Hedge Fund of Funds, LLC, a Delaware limited liability company ("Directional Fund"), Excelsior Directional Hedge Fund of Funds (TI), LLC, a Delaware limited liability company ("Directional Feeder Fund") and Excelsior Directional Hedge Fund of Funds NewSub, LLC, a Delaware limited liability company ("Directional NewSub Fund") (collectively, the "Funds").

          WHEREAS, each of the Funds has its registered office in Delaware at 615 South DuPont Highway, Dover, Delaware 19901 and has National Corporate Research, Ltd. as its registered agent for service of process in Delaware; and

          WHEREAS, Directional Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a non-diversified, closed-end, management investment company; and

          WHEREAS, as of the effective date of this Agreement, Directional Feeder Fund is the sole member of Directional NewSub Fund and the sole owner of an interest therein; and

          WHEREAS, Directional Fund and Directional Feeder Fund have the same investment objective and have the substantially the same investment policies and investment restrictions; and

          WHEREAS, the Board of Managers of Directional Fund (the "Directional Fund Board") has determined that it would be in the best interests of Directional Fund and its members to effect a reorganization in which members would invest in a new investment fund that would pursue its investment objective by investing in Directional Fund; and

          WHEREAS, the Board of Managers of Directional Feeder Fund (the "Feeder Fund Board") has determined that it would be in the best interests of Directional Feeder Fund and its members to pursue the investment objective of Directional Feeder Fund by investing in another investment company having the same investment objective and substantially the same investment policies and investment restrictions as Directional Feeder Fund; and

          WHEREAS, the Directional Fund Board and the Feeder Fund Board have made the findings required by Rule 17a-8 under the 1940 Act that the participation by Directional Fund and Directional Feeder Fund, respectively, in the transactions described in this Plan, is advisable and in the best interests of its members, and that the interests of their respective existing members will not be diluted as a result of such transactions; and

          WHEREAS, the Directional Fund Board and the Feeder Fund Board have each approved this Agreement; and

          WHEREAS, Section 18-209(b) of the Delaware Limited Liability Company Act (the "DLLCA") permits the merger of a Delaware limited liability company with and into another Delaware limited liability company; and

          WHEREAS, the Directional Fund Board and the Feeder Fund Board have each determined that it would be desirable for Directional NewSub Fund to be merged with and into Directional Fund, and in connection therewith, for members of Directional Fund ("Members") holding limited liability company interests ("Interests") in Directional Fund to receive Interests in Directional Feeder Fund in exchange for their Interests in Directional Fund, upon the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements of the parties hereto, being thereunto duly entered into by and among the Directional Fund, Directional Feeder Fund and Directional NewSub Fund and approved by resolutions adopted by the Directional Fund Board and the Feeder Fund Board, this Agreement and the terms and conditions hereof and the mode of carrying the same into effect, are hereby determined and agreed upon as follows:

          1. Pursuant to section 18-209(b) of the DLLCA, Directional Fund and Directional NewSub Fund shall be merged with and into a single limited liability company, to wit Directional Fund, which shall be the surviving company of the merger, and which is sometimes hereinafter referred to as the "Surviving Fund," and which shall continue to exist as the surviving company under its present name pursuant to the provisions of the DLLCA. The merger shall become effective at the time and on the date of the filing by the Surviving Fund of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Secretary of State) under the applicable requirements of Delaware law, or such later time and date as may be set forth in the Certificate of Merger (the "Effective Time"). The separate existence of Directional NewSub Fund shall cease at the Effective Time in accordance with the provisions of the DLLCA. Upon the effectiveness of the merger, all of the assets, rights, privileges and powers of Directional Fund and of Directional NewSub Fund, and all property of Directional Fund and of Directional NewSub Fund, and all debts due to Directional Fund and to Directional NewSub Fund, as well as all other things and causes of action belonging to each of Directional Fund and Directional NewSub Fund, shall be vested in the Surviving Fund.

          2. Prior to the Effective Time, Directional Fund shall have received an opinion from counsel to Directional Fund that consummation of the transactions contemplated by this Agreement should not be a taxable event to Directional Fund, Directional Feeder Fund or the Members.

          3. Prior to the Effective Time, each of Directional Fund, Directional Feeder Fund and Directional NewSub Fund will be registered under the 1940 Act, as a non-diversified, closed-end, management investment company.

          4. At the Effective Time, and as an inducement to Directional Fund's willingness to enter into this Agreement, Directional Feeder Fund shall issue Interests in Directional Feeder Fund ("Feeder Fund Interests") to Members holding Interests in Directional Fund at the Effective Time in exchange for and in cancellation of the Interests of such Members in Directional Fund. The Feeder Fund Interests issued to each Member shall have a value equal to the value of such Member's Interest in Directional Fund determined as of the last determination of the values of capital accounts of Members in Directional Fund as of or prior to the Effective Time.

          5. Annexed hereto and made a part hereof is a copy of the Limited Liability Company Agreement ("LLC Agreement") of the Surviving Fund as the same shall be in force and effect at the Effective Time, and said LLC Agreement shall continue to be the LLC Agreement of the Surviving Fund until amended and changed pursuant to the provisions of such LLC Agreement and the provisions of the DLLCA.

          6. The name of the Surviving Fund shall be "Excelsior Directional Hedge Fund of Funds Master Fund, LLC".

          7. As the Surviving Fund, Directional Fund shall retain written records that describe the merger as required by paragraph (a)(5) of Rule 17a-8 under the 1940 Act, and the determinations of the Directional Fund Board and the Feeder Fund Board and the bases thereof, including the factors considered by the Directional Fund Board and the Feeder Fund Board, shall be recorded fully in the minute books of the Surviving Fund and Directional Feeder Fund, respectively.

          8. The members of the Board of Managers and officers of Directional Fund at the Effective Time shall be the members of the Board of Managers and officers of the Surviving Fund, all of whom shall hold their respective positions until the due election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the LLC Agreement of the Surviving Fund.

          9. As soon as practicable after the Effective Time, the Surviving Fund shall on behalf of Directional NewSub Fund file an application with the Securities and Exchange Commission pursuant to Section 8(f) of the 1940 Act for an order declaring that Directional NewSub Fund has ceased to be an investment company.

          10. Consummation of the merger and other transactions contemplated by this Agreement is subject to the condition that this agreement shall have been approved by Members and by Directional Feeder Fund, as the sole holder of an Interest in Directional NewSub Fund.

          11. In the event that this Agreement shall have been duly approved and adopted as set forth in Section 10 above, the parties hereto agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of Delaware and that they will cause to be performed all necessary acts within the State of Delaware and elsewhere to effectuate the merger and reorganization herein provided for.

          12. The Directional Fund Board and the Feeder Fund Board and the proper officers of Directional Fund and Directional Feeder Fund are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement or of the merger and reorganization herein provided for.

          13. Notwithstanding the full approval and adoption of this Agreement, this Agreement and the transactions contemplated hereby may be terminated at any time prior to the filing of the Certificate of Merger with the Secretary of State by the Directional Fund Board or by the Feeder Fund Board in the event that such Board of Managers determines that the merger and reorganization herein provided for is no longer in the best interests of Directional Fund or Directional Feeder Fund, respectively.


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          IN WITNESS  WHEREOF,  the  parties  hereto  have  caused this Plan and
Agreement of Reorganization and Merger to be duly executed and delivered as of the date first above written.




                     Excelsior Directional Hedge Fund of Funds, LLC


                     By:  /s/ Steven L. Suss
                          ------------------------------------
                     Name:  Steven L. Suss
                     Title: Chief Financial Officer



                     Excelsior Directional Hedge Fund of Funds (TI), LLC


                     By:  /s/ Spencer N. Boggess
                          ------------------------------------
                     Name:  Spencer N. Boggess
                     Title: Chief Executive Officer



                     Excelsior Directional Hedge Fund of Funds NewSub, LLC

                     By:   EXCELSIOR DIRECTIONAL HEDGE FUND OF FUNDS (TI), LLC,
                           ---------------------------------------------------
                           its sole member

                           By:   /s/ Spencer N. Boggess
                                 --------------------------------------
                           Name:  Spencer N. Boggess
                           Title: Chief Executive Officer